Exhibit 99.1
Pharmacyclics Announces Proposed Public Offering of Common Stock
SUNNYVALE, Calif., Oct. 30, 2006 — Pharmacyclics, Inc. (Nasdaq: PCYC) announced today that it is offering to sell, subject to market and other conditions, 3,809,524 shares of its common stock pursuant to an effective registration statement in a public offering. All of the shares are being offered by Pharmacyclics, Inc. The Company also proposes to grant the underwriters a 30-day option to purchase up to an additional 571,428 shares of common stock to cover over-allotments, if any.
RBC Capital Markets Corporation and Thomas Weisel Partners LLC are acting as joint lead managers and joint book-runners of the public offering. Copies of the preliminary prospectus supplement and the accompanying prospectus can be obtained from RBC’s prospectus department at One Liberty Plaza 165 Broadway, New York, NY 10006, fax number: 212.428.6260, or Thomas Weisel’s prospectus department at One Montgomery Street, San Francisco, CA 94104, fax number 415.364.2799. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which will be filed with the Securities and Exchange Commission.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and other serious diseases.
Leiv Lea of Pharmacyclics, Inc., +1-408-774-0330; or Carolyn Bumgardner Wang of WeissComm Partners, +1-415-946-1065, for Pharmacyclics, Inc.